EXHIBIT 19

EVI INDUSTRIES, INC.

INSIDER TRADING POLICY

and Guidelines with Respect to
Transactions in Company Securities

___________________

This Insider Trading Policy (the “Policy”) provides guidelines to employees, officers and directors of EVI Industries, Inc. (the “Company”), including those of the Company’s subsidiaries, with respect to transactions in the Company’s securities. The Company has adopted this policy and the procedures set forth herein to help prevent insider trading and to assist the employees, officers and directors of the Company and its subsidiaries in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible to understand and comply with this Policy. Unless set forth to the contrary or the context otherwise requires, references to the “Company” in this Policy refer to EVI Industries, Inc. and its subsidiaries. This Policy supplements and, to the extent of any conflict, supersedes the Company’s employee handbook and other similar codes, policies and manuals.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock or other securities of the Company, and any other debt or equity securities which the Company may issue from time to time, such as bonds, preferred stock and convertible debentures (in each case, including each class or series thereof), as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, officers and employees of the Company and its subsidiaries and, with respect to each such person, members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as “Family Members”). In addition, this Policy applies to entities, including corporations, limited liability companies, partnerships and trusts, over which any person listed in the preceding sentence has control. This Policy also imposes specific blackout period and pre-clearance procedures on directors, officers and certain other designated employees.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Officers, directors and certain other employees are subject to the blackout period provisions described in Section 7.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include, without limitation:

●	financial results, especially quarterly and year-end earnings;

●	projections of future earnings or losses;

●	significant changes in financial performance or liquidity;

●	news of a pending or proposed merger or acquisition, or a tender offer or exchange offer;

●	news of a significant purchase or sale of property or assets;

●	changes in dividend policies or the declaration of a dividend, distribution or stock split;

●	the authorization or offering of additional debt or equity securities;

●	material financial or other issues being experienced;

●	plans to repurchase securities or retire indebtedness;

●	changes in executive management;

●	significant new products or services, or plans to enter significant new businesses or industries;

●	the gain or loss of a substantial customer or supplier;

●	significant supply problems;

●	significant pricing changes;

●	actions of regulatory agencies;

●	the institution of significant litigation or regulatory proceedings or investigations; and

●	impending bankruptcy or financial liquidity problems.

“Material Nonpublic Information” is material information has not been publicly disclosed. The information may be about the Company or any of its subsidiaries. It may also information that you learn about another company through your employment, such as information about current or prospective customers or suppliers or potential transactions.

Information is considered to be available to the public only (a) after it has been released to the public through appropriate channels (e.g., by means of a press release or securities filing) and (b) enough time has elapsed to permit the investment market to absorb and evaluate the information. Once information has been released to the public, information will normally be regarded as absorbed and evaluated on the second business day after it is made public, as described in further detail below. You may determine whether information that you know has been disclosed by the Company in its public filings, which are available at www.sec.gov.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading and any other violation of applicable securities laws.

Specific Policies

1. No Trading on Material Nonpublic Information. No employee, officer or director of the Company or any of its subsidiaries and no Family Member of any such person (or entity subject to the control of any such Person) shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 pre-cleared by the Company’s Chief Financial Officer (as described in further detail under “Rule 10b5-1 Trading Plans” below), who will act as the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information and ending at the close of business on the second business day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.. If, for example, the Company were to make an announcement disclosing Material Nonpublic Information on a Tuesday, persons who possessed such Material Nonpublic Information shall not be permitted to trade in the Company’s securities until Friday and provided that all other conditions to trading in the Company’s securities set forth herein have been satisfied. As a result, you may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the Material Nonpublic Information and even you may suffer an economic loss or forego anticipated profit by waiting.

2.   No Tipping; Confidentiality of Nonpublic Information. No employee, officer or director of the Company or any of its subsidiaries and no Family Member of any such person (or entity subject to the control of any such Person) shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, except as provided below, or make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities. Nonpublic information, including Material Nonpublic Information, relating to the Company is the property of the Company and may only be disclosed to those within the Company who “need to know” such information in order to carry out their duties on behalf of the Company. If there is any doubt as to whether information can be disclosed or whether a person seeking the information has a legitimate business need to know, then the Company’s Chief Financial Officer should be consulted prior to disclosure. The unauthorized disclosure of nonpublic information is forbidden.

Potential Criminal and Civil Liability
and/or Disciplinary Action

3.   Liability for Insider Trading. Any person who engages in a transaction in the Company’s securities at a time when they have knowledge of Material Nonpublic Information may be subject to penalties and sanctions, including:

●	up to 20 years in jail;

●	a criminal fine of up to $5,000,000;

●	a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided; and

●	Securities and Exchange Commission (“SEC”) civil enforcement injunctions.

4.   Liability for Tipping. Any person who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC and stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

5.   Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:

●	a civil penalty of up to 3 times the profit gained or loss avoided as a result of the employee’s violation; and

●	a criminal penalty of up to $25,000,000.

6.    Possible Company-Imposed Disciplinary Actions. Officers and employees of the Company who violate this Policy may also be subject to disciplinary action by the Company, which may include, without limitation, termination of employment.

Mandatory Guidelines

7.    Trading Blackout Periods. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, officers, directors and all employees in the accounting and finance departments of the Company or otherwise has access to information concerning the financial performance or statements of the Company or any of its subsidiaries (collectively, “Designated Insiders”), Family Members of Designated Insiders and entities over which a Designated Insider has control shall, except as expressly set forth to the contrary herein, be prohibited in conducting transactions involving the purchase or sale of the Company’s securities during the period commencing on the fifth calendar day before the end of any fiscal quarter or year and, in each case, ending at the close of business on the second business day following the date of public disclosure of the financial results for such fiscal quarter or year. If such public disclosure occurs on a business day before the markets close, then that day shall be considered the first business day. If such public disclosure occurs after the markets close on a business day, then the date of public disclosure shall not be considered the first business day following the date of public disclosure.

In addition to the regular blackout periods described above, the Company disclose other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market, as previously described. The Company generally will not disclose the reason for additional blackout periods, and no person made aware of the existence of any additional blackout period shall disclose the existence of the blackout period to any other person.

The Sarbanes-Oxley Act of 2002 also requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive business days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. You will be notified when these restricted trading periods are instituted.

The purpose behind the imposition of blackout periods is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a blackout period should not be considered a “safe harbor”, and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a blackout period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two business day after the date of announcement. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.

8.    Pre-clearance of Trades. The Company has determined that all officers and directors of the Company and any other officer or employee of a Company subsidiary designated by the Company’s Chief Financial Officer as being subject to this Section 8 (following written notice of such designation to such person), Family Members of each of the foregoing persons, and entities controlled by any of the foregoing persons or their Family Members shall not trade in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each person subject to the pre-clearance process must contact the Company’s Chief Financial Officer not less than two business days prior to commencing any transaction in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer. Prior to effecting any such transaction, the transaction must have first been pre-cleared by the Company’s Chief Financial Officer, even if two business days have passed since the pre-clearance request was made. For the avoidance of doubt, the Company is not under any obligation to approve a transaction submitted for pre-clearance. To facilitate the pre-clearance process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the Company’s Chief Financial Officer for his or her review.

Any person subject to this Section 8 who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Company’s Chief Financial Officer. See “Rule 10b5-1 Trading Plans” below for additional information.

Certain Exceptions

9.    Stock Option Exercises. The Company considers that the exercise of stock options under the Company’s equity incentive plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

10.    401(k) Plan. Purchases of Company stock in the Company’s 401(k) plan, if any, resulting from periodic contributions of money to the plan pursuant to payroll deduction elections are exempt from this Policy. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund,

(c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

11.    Employee Stock Purchase Plan. Purchases of Company stock in the Company’s employee stock purchase plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan are exempt from this Policy. Purchases of Company stock resulting from lump sum contributions to the plan are also exempt, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

12.    Dividend Reinvestment Plan. Purchases of Company stock under the Company’s dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company securities are exempt from this Policy. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his level of participation in the plan. This Policy also applies to his or her sale of any Company stock purchased pursuant to the plan.

13. Rule 10b5-1 Trading Plans. The blackout period restrictions described above do not apply to transactions under a pre-existing written plan, contract or instruction that satisfies the conditions of Rule 10b5-1, as in effect at such time (“Rule 10b5-1”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Rule 10b5-1 trading plan (and all modifications thereto) must be reviewed and approved in advance by the Chief Financial Officer of the Company and satisfy the conditions of Rule 10b5-1. Without limiting the generality of the foregoing, a person may only enter into a Rule 10b5-1 trading plan in good faith at a time when the person does not possess Material Nonpublic Information, and the person must make representations in the plan certifying as to the same. The person must also act in good faith with respect to the plan throughout its duration. In addition, Rule 10b5-1 trading plans are required to include “cooling-off periods” compliant with SEC rules and regulations. Specifically, trades under plans entered into by directors and officers may not commence until the later of: (a) 90 days after the adoption of the plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q for the fiscal quarter in which the plan was adopted (or a Form 10-K if the plan was adopted during the Company’s fourth fiscal quarter), in any event, subject to a maximum of 120 days after the plan’s adoption. Trades under plans entered into by all other persons may not commence until 30 days after the plan’s adoption. Any change to the amount, price, or timing of the purchase or sale of securities under the plan (including, without limitation, a change to a written formula or algorithm, or computer program affecting these terms) shall be deemed to constitute a termination of such plan and the adoption of a new plan, triggering the restart of the applicable “cooling-off period” described above.

Unless otherwise approved by the Chief Financial Officer of the Company in accordance with this Policy: (i) a person may not enter into, modify or terminate a Rule 10b5-1 trading plan during a blackout period; (ii) following the termination of a Rule 10b5-1 trading plan, the person must wait at least fifteen days before entering into a new Rule 10b5-1 trading plan; (iii) when a person has a Rule 10b5-1 trading plan in effect, such person shall be prohibited from buying or selling the Company’s securities outside of the plan; and (iv) a person shall not be permitted to have multiple Rule 10b5-1 trading plans in operation simultaneously. In addition, no person shall be permitted to enter into more than one Rule 10b5-1 trading plan designed to effect purchases or sales of the total amount of securities subject to the plan as a single transaction in any 12-month period.

With respect to any purchase or sale under a Rule 10b5-1 trading plan, the third party effecting transactions under the plan should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer of the Company.

The Company will be required to report in its Form 10-Qs and Form 10-Ks any adoption or termination of a Rule 10b5-1 trading plan (including any deemed termination and adoption upon a material modification of a plan, as described above) by any of the Company’s directors or officers during the last fiscal quarter. Accordingly, in addition to obtaining the prior approval by the Chief Financial Officer of the Company, any director or officer who enters into or modifies or terminates a Rule 10b5-1 trading plan shall promptly notify the Company’s Chief Financial Officer in writing of the effectiveness of such plan or the modification or termination thereof, as the case may be.

Section 16 Liability - Directors and Officers

Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any officer or director who purchases and sells the Company’s securities within a six-month period must disgorge all profits to the Company whether or not he or she had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock, restricted stock, restricted stock units or stock options under the Company’s equity incentive plans, nor the exercise of options, the vesting of restricted stock units or the receipt of stock under the Company’s employee stock purchase plan, dividend reinvestment plan or the Company’s 401(k) retirement plan, if applicable, is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company’s stock which is unlawful under Section 16(c) of the Exchange Act. The rules on recovery of short-

swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

Gifts

A gift of Company securities, including to a family member, family trust, or charitable organization, is subject to this Policy, including, without limitation, that gifts may not be made during a blackout period.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below entitled “Hedging or Monetization Transactions.”

Hedging or Monetization Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow an employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to blackout period restrictions. Thus, employees, officers and directors are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.

Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public by means of any authorized disclosure or is no longer material.

A Special Note to Affiliates

Affiliates of the Company are reminded that, in addition to compliance with this Policy, you are also required to comply with the provisions of Rule 144 of the Securities Act of 1933, as amended, in any sales or dispositions of Company securities. For purposes of this Policy, we will generally deem you to be an affiliate of the Company and therefore subject to Rule 144 if you are an officer, director or 10% or greater stockholder of the Company or hold the title of Executive Vice President or a higher title at any subsidiary of the Company.

Applicability of Policy to Inside Information
Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment or other disciplinary action, may result from trading on inside information regarding the Company’s business partners. All directors, officers and employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Communications with the Public

The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company seeks to release material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Only executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms” or in similar online forums or other social medial platforms. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Company’s Chief Financial Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries and Assistance; Individual Responsibility

Any person who has any questions about this Policy or about specific transactions shall direct those questions to the Company’s Chief Financial Officer. However, every employee, officer and director, and other person subject to this Policy, has the individual responsibility to comply with this Policy, regardless of whether a transaction is executed outside a blackout period or is pre-cleared by the Company.

While the restrictions and procedures set forth herein are intended to help avoid inadvertent instances of improper insider trading, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you and, therefore, it is imperative that you use good judgment with respect to all your transactions in Company securities.

Exhibit A

EVI INDUSTRIES, INC.
PRE-CLEARANCE REQUEST FORM

To:	EVI Industries, Inc. (the “Company”)
Attn:	Chief Financial Officer

From:	[Print Name]

Re:     Proposed transaction in the Company’s securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ____________, 20_____ and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the proposed transaction is as follows (use separate sheet if necessary):

_____________________________________________________________________________

The undersigned represents that he or she is not in possession of Material Nonpublic Information (as defined in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of Material Nonpublic Information about the Company between the date hereof and the date on which the transaction is effected.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy and is subject to written approval by the Company’s Chief Financial Officer even if two business days have passed since the date of this request.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the proposed transaction, and agrees to provide such information upon request.

Dated: _______ , 20__	Very truly yours,

________________________
[Print Name]

Approved on behalf of the Company on __________, 20__*

By:________________________

Name:______________________

Title: Chief Financial Officer

* To be completed by the Company’s Chief Financial Officer if the transaction is approved, which decision shall be in the Company’s sole discretion